Exhibit 10.6

January 5, 2019

Bill Fairey

[address]

[address]

Dear Bill:

We are pleased to offer you the position of Executive Vice President, Chief Commercial Officer with MyoKardia, Inc.  Your compensation will be $20,833.33, semi-monthly, which is equal to $500,000 annualized (“Base Salary”), payable in accordance with the Company’s standard payroll schedule.  This position will report directly to me.  This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation:  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, the company has a performance-based variable cash bonus program.  Subject to an acceptable level of corporate performance, the Board of Directors may approve payment of performance bonuses after the first of next year.  If bonuses are paid, your target percentage will be 45% of your salary as the basis for calculating your bonus.  Your actual bonus will depend on your own and the company’s performance for the year just completed.  Bonuses will be pro-rated for partial years of service and only if you are hired prior to October 1 of the current year.

As part of your offer, we are pleased to offer you a sign-on bonus of $225,000.  This bonus will be paid in one lump sum within sixty-days of your hire date.  This sign-on bonus is taxable, and all regular payroll taxes will be withheld.  In the event that you leave MyoKardia within 12 months of your hire date, you will be responsible for reimbursing the company for the entire bonus amount.

Employee Benefits:  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including 401(k) Retirement and Investment Plan and also in ESPP (Employee Stock Purchase Plan) during scheduled enrollment periods.  In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy.  You can also review additional benefits information in the attached MyoKardia Employee Benefits Information Guide 2018.

Stock Options:  Subject to the approval of the Company’s Compensation Committee, you will be granted an option to purchase 69,500 shares of the Company’s Common Stock.  The exercise price per share will be equal to the closing price of the Company’s Common Stock as reported on NASDAQ as of the first trading day of the month following the later of (a) your date of hire or (b) the date of approval by the Company’s Compensation Committee.  The options will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.

Driven by the Heart

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705 / myokardia.com

Bill Fairey

January 5, 2019

You will vest in 25% of the option shares after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous employment, as described in the applicable stock option agreement.

Restricted Stock Units.  Subject to the approval of the Company’s Compensation Committee, you will be granted Restricted Stock Units (“RSUs”) for 32,500 shares of the Company’s Common Stock under the Plan, effective as of the first trading day of the month following the later of (a) your date of hire or (b) the date of approval by the Company’s Compensation Committee (such date, the “Grant Date”).  You will vest in 25% of the shares underlying the RSUs after 12 months of continuous employment from the Grant Date, and the balance will vest in equal annual installments over the next three (3) years of your continuous employment, as described in the applicable RSU award agreement.

Employee Confidentiality and Assignment Agreement:  You will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached.

Background Check:  The Company may conduct a background or reference check (or both).  If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

Employment Relationship:  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Notwithstanding the previous paragraph, if your employment with the Company is terminated without Cause (as defined below), subject to your signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the end of your employment, the Company shall pay you a lump sum payment equal to 9 months of your Base Salary less tax-related deductions and withholdings, within ten (10) days after the later of the separation date or the date the Company receives all Company property and Proprietary Information that you are obligated to return under the Separation Agreement.  The Company will also, to the extent that you are eligible to continue to participate in our medical and dental plans under COBRA and you elect to continue such benefits, pay your payments for COBRA coverage for nine (9) months from the Separation Date.

Bill Fairey

Driven by the Heart

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705 / myokardia.com

January 5, 2019

The payment of your Base Salary and the making of COBRA payments on your behalf are together the “Severance Amount” to be paid to you. The receipt of any Severance Amount will be subject to your not violating the Employee Confidentiality and Assignment Agreement, the terms of which are hereby incorporated by reference. In the event you breach the Employee Confidentiality and Assignment Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments to which you may otherwise be entitled without affecting your release or your obligations under the Separation Agreement and Release.

For purposes of this letter agreement, “Cause” means (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by you of any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued non-performance by you of your duties hereunder which has continued for more than 30 days following written notice of such non-performance from the Company, which notice specifies in reasonable detail the nature of such purported non-performance and requests its cure; (iv) a material violation by you of the Company’s written employment policies, material breach by you of any statutory or common law duty of loyalty to the Company, or breach of any of your covenants with the Company; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Change in Control Benefits:  As a senior leader, you will be eligible for the benefits available to members of the Company’s senior management team pursuant to the terms and conditions of the Company’s Change in Control Policy (as the same may be amended from time to time), a copy of which will be made available to you upon request.

Taxes:  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement:  This letter agreement, the Employee Confidentiality and Assignment Agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

Bill Fairey

January 5, 2019

Driven by the Heart

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705 / myokardia.com

This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We look forward to working with you, and hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and return these documents to the Human Resources Department to confirm your acceptance no later than January 6, 2019, as this offer, if not accepted, will expire at the close of business on January 7. 2019.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  We would like your official start date to be on or before January 28, 2019.

If you have any questions, please do not hesitate to contact me at 650-741-7796.

Very truly yours,

Tassos Gianakakos

Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE OF THE TERMS STATED ABOVE:

/s/ Bill Fairey	January 28, 2019
Bill Fairey	Agreed upon start date

Driven by the Heart

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705 / myokardia.com

Attachment

Employee Confidentiality and Assignment Agreement

Exhibit A - Prior Inventions

Exhibit B - California Labor Code (reference)

Sign-on Bonus Repayment Form

Driven by the Heart

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705 / myokardia.com